Exhibit 99.01

FOR IMMEDIATE RELEASE

MEDIA CONTACTS:
Sherrie Gutierrez
Silicon Image, Inc.
Phone: 408-616-4088
Sherrie.Gutierrez@siliconimage.com

INVESTOR CONTACT:
Alex Chervet
Silicon Image, Inc.
Phone: 408-616-4153
Alex.Chervet@siliconimage.com

SILICON IMAGE UPDATES SECOND QUARTER REVENUE OUTLOOK

SUNNYVALE, Calif., July 8, 2014 – Silicon Image (NASDAQ: SIMG), a leading provider of multimedia connectivity solutions and services, today updated its outlook for the quarter ending June 30, 2014.

Revenue for the second quarter is currently expected to be in the range of $58.5 million to $60.5 million. The Company's previous guidance for second quarter revenue was in the range of $71 million to $76 million.  Gross margin is expected to be between 59% and 60%, as compared to previous guidance of approximately 56.5%.  Non-GAAP Operating expenses are expected to be in the range of $30 million to $32 million versus prior guidance of approximately $32.5 million.

This updated guidance is due to lower than anticipated mobile IC shipments in the quarter to a significant customer and the delay of expected HDMI royalty revenue.

Silicon Image receives a portion of HDMI royalty revenue that is subject to an agreement among the HDMI Founders.   The parties are working to finalize a new 3 year agreement starting in 2014.

"Although the quarter has been challenging, we are confident that we will work through these items over the balance of the year," said Camillo Martino, chief executive officer of Silicon Image.  “Most importantly, we remain committed to executing on our strategy of expanding MHL into mid-range mobile devices and addressing the growing 60GHz wireless market for video and data which we believe is key to growing our business and creating long-term value for shareholders.”

The company will host an investor conference call and webcast the event at 2:00 p.m. Pacific Time today.

To access the conference call, dial 888-430-8709 or 719-325-2281 and enter pass code 6525198.  The webcast and replay will be accessible on Silicon Image's investor relations website at http://www.SiliconImage.com. A replay of the conference call will be available within two hours of the conclusion of the conference call through July 30, 2014.  To access the replay, please dial 888-203-1112 or 719-457-0820 and enter pass code 6525198.

Use of Non-GAAP Financial Information

Silicon Image presents and discusses gross margin, operating expenses, net income (loss) and basic and diluted net income (loss) per share in accordance with Generally Accepted Accounting Principles (GAAP), and on a non-GAAP basis for informational purposes only. Silicon Image believes that non-GAAP reporting provides meaningful information and therefore uses non-GAAP reporting to supplement its GAAP reporting and internally in evaluating operations, managing and monitoring performance, and determining bonus compensation. Further, Silicon Image uses non-GAAP information as certain non-cash charges such as amortization of intangibles, stock based compensation, restructuring charges, business acquisition related expenses and reversal of a subsidiary's foreign currency translation adjustment do not reflect the cash operating results of the business. Silicon Image has chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of its operating results and to illustrate the results of operations giving effect to such non-GAAP adjustments. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

About Silicon Image, Inc.

Silicon Image (NASDAQ: SIMG) is a leading provider of multimedia connectivity solutions and services for mobile, consumer electronics and PC markets.  Silicon Image’s semiconductor and intellectual property products feature wireless and wired technologies that deliver connectivity across a wide array of devices in the home, office and on the go.  Silicon Image has driven the creation of the industry standards HDMI®, DVI™, MHL® and WirelessHD®, and offers manufacturers comprehensive standards interoperability and compliance testing services via its wholly-owned subsidiary, Simplay Labs.  For more information, visit http://www.siliconimage.com/.

Forward-looking Statements

This news release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements include, but are not limited to, statements related to Silicon Image's future operating results, company growth, quarterly results, growth in profitability and further delays to completing a new HDMI revenue allocation agreement. These forward-looking statements involve risks and uncertainties, including the risks of uncertain economic conditions, competition in our markets, Silicon Image's ability to deliver financial performance in-line with its stated goals and guidance, and other risks and uncertainties described from time to time in Silicon Image's filings with the U.S. Securities and Exchange Commission (SEC). These risks and uncertainties could cause the actual results to differ materially from those anticipated by these forward-looking statements. In addition, see the Risk Factors section of the most recent Form 10-K and 10-Q filed by Silicon Image with the SEC. These forward-looking statements are made on the date of this press release, and Silicon Image assumes no obligation to update any such forward-looking information.

Silicon Image and the Silicon Image logo are trademarks, registered trademarks or service marks of Silicon Image, Inc. in the United States and/or other countries.  All other trademarks and registered trademarks are the property of their respective owners in the United States and/or other countries.